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                                                                       Exhibit 5




                                                                  April 19, 1999


Warner-Lambert Company
201 Tabor Road
Morris Plains, New Jersey 07950

Ladies & Gentlemen:

         I have acted as counsel to Warner-Lambert Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 29,874,346 shares of the Company's common stock, par value $1.00 per share (the "Common Stock") to be issued in connection with the Agreement and Plan of Merger, dated as of January 26, 1999 (the "Merger Agreement") among the Company, WLC Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Agouron Pharmaceuticals, Inc. ("Agouron"). Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Agouron and each outstanding share of common stock, no par value, of Agouron will be converted into shares of the Common Stock, all as more fully described in the Registration Statement.

         In connection with my opinions expressed below, I or members of the Legal Division of the Company have examined copies of the Registration Statement (including the exhibits thereto) and the proxy statement/prospectus contained therein. In addition, I or members of the Legal Division of the Company have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, I or members of the Legal Division of the Company have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, I am of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, such shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.


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         I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

         I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.


                                            Very truly yours,


                                            /s/ Gregory L. Johnson